UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 1, 2010 (October 26, 2010)

HEALTHWAYS, INC.
(Former name or former address, if changed since last report)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On October 26, 2010, Healthways, Inc. (the “Company”) and Matthew Kelliher, the Company’s President of International Business, entered into an agreement establishing the material terms of Mr. Kelliher’s Long Term Performance Award (the “Award”).

The Award is effective as of September 1, 2010 and will expire December 31, 2012. Except as expressly set forth in the Award, Mr. Kelliher is ineligible to participate in any of the Company’s short-term or long-term incentive compensation programs. The Award is granted under, and, to the extent not contrary to the terms of the Award, is subject to all the terms and conditions imposed on such awards granted under the Company’s 2007 Stock Incentive Plan, as amended. Pursuant to the Award, Mr. Kelliher may earn a bonus based upon achieving certain targets related to: (i) signed, expanded or extended international contracts (the “Signed Contract Bonus”); (ii) the Company’s international business’  projected 2013 revenue (the “Growth Award”); and (iii) the Company’s international organizational structure and succession planning (the “OSSP Bonus”). The maximum amount granted under the Award shall not exceed $5 million.

The amounts to which Mr. Kelliher (or his beneficiary in the event of his death) are entitled to under the Signed Contract Bonus are payable in a cash lump-sum payment equal to the dollar value of the amounts earned within thirty (30) days following the Company entering into such signed, expanded or extended contract. Amounts earned under the Growth Award and the OSSP Bonus vest only upon Mr. Kelliher’s continued employment with the Company through December 31, 2012.  Mr. Kelliher (or his beneficiary in the event of his death) will receive a cash lump-sum payment equal to the dollar value of the earned and vested bonus amounts for the Growth Award and OSSP Bonus within thirty (30) days following the completion of the Company’s 2012 audited financial statements on a consolidated basis, but in no event later than April 30, 2013, unless the payment is deferred under the certain circumstances described in the Award.

In the event Mr. Kelliher’s employment with the Company is terminated before December 31, 2012, pursuant to Mr. Kelliher’s disability, death, or termination without just cause involving either: (a) the Company’s termination of Mr. Kelliher at any time without “just cause” by providing Mr. Kelliher with written notice; (b) by Mr. Kelliher at any time within twelve (12) months following the occurrence of (i) a Change in Location (as defined in his employment agreement) within the first (24) twenty-four months of his employment agreement, (ii) a Change of Control (as defined in his employment agreement) or (iii) a Change in Responsibility (as defined in his employment agreement); or (c) by Mr. Kelliher in the event the Company breaches any provision of the employment agreement (each of (a)-(c) as more fully described in Mr. Kelliher’s employment agreement), then Mr. Kelliher shall be entitled to full vesting of his awards provided no milestones have been missed. In the event that there is a Change in Control of the Company (as defined under the 2007 Stock Incentive Plan, as amended) that will have a Material Adverse Effect (as defined in the Award) on the international business or a sale of the Company’s international business operations while Mr. Kelliher is employed, Mr. Kelliher shall be entitled to full vesting of the Growth Award and the OSSP Bonus provided no milestones have been missed. Amounts to which Mr. Kelliher are entitled in this paragraph shall be payable within thirty (30) days of such event.

Under the Award, if Mr. Kelliher is an eligible employee on December 31, 2012, all Long Term Incentive Awards (including any outstanding options, restricted stock units and performance cash awards) outstanding as of September 1, 2010, as well as all contributions pursuant to the Amended and Restated Corporate and Subsidiary Capital Accumulation Plan, will be accelerated and become immediately vested and exercisable on December 31, 2012, to the extent not previously accelerated or vested. Mr. Kelliher and the Company also agreed that all amounts due and payable under the letter agreement by and between Mr. Kelliher and the Company, dated September 28, 2006, shall be paid to Mr. Kelliher before December 31, 2010.

In connection with the Award, Mr. Kelliher is subject to customary confidentiality, non-compete and non-solicitation covenants during the term of his employment and for a period of two (2) years following the date of his termination.

The above summary of the Award does not purport to be complete and is qualified in its entirety by reference to the Award that will be filed as an exhibit to the Company's quarterly report on Form 10-Q for the current period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Mary A. Chaput
Mary A. Chaput
Chief Financial Officer

Date:  November 1, 2010